Exhibit 99.1
TranS1 Inc. Announces Preliminary Revenue Results for Fourth Quarter
WILMINGTON, NC, January 7, 2010 (GLOBE NEWSWIRE) — TranS1 Inc. (Nasdaq:TSON) a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine, announced today that revenues for the fourth quarter of 2009 are expected to be approximately $6.2 to $6.3 million, which are lower than the Company’s previously announced guidance of $6.7 to $7.2 million for the quarter.
“Our results this quarter were again impacted by concerns in the marketplace surrounding reimbursement for our AxiaLIF procedure, which we continue to address through increased education and support resources for our current and prospective surgeon users,” said Rick Randall, CEO of TranS1. “We must now further advance our efforts to secure definitive resolution with the private payors and CMS as we remain confident in our products, clinical benefits and prospects for future growth as the market for minimally invasive spine surgery continues to expand.”
The Company will provide more information when it releases its full fourth quarter results, which is expected to occur in late February, 2010.
Conference Call
TranS1 will host a conference call to further discuss this announcement today at 4:30 pm ET. To listen to the conference call on your telephone, please dial 888-967-7188 for domestic callers and 719-325-2383 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast, use the following link at http://ir.trans1.com/events.cfm. To access the subsequent archived recording, visit the TranS1 web site at www.trans1.com under the investor relations section.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease and instability affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360™, and a two-level fusion product, the AxiaLIF 2L™, in the US and Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.
CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwicke.com
Source: TranS1 Inc.